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                                                                       EXHIBIT B
                                                                  Conformed Copy


                                EXERCISE NOTICE

To:

VC Limited
VimpelCom Finance B.V.
Open Joint Stock Company "Vimpel-Communications"
c/o Vimpel-Communications
10, building 14, Ulitsa 8-Marta
125683, Moscow
Russian Federation
Facsimile No.: +7095-755-3682
Attn:    Chief Financial Officer

With a copy to:

Akin, Gump, Strauss, Hauer & Feld, L.L.P.
Dukat Place II
7, Ulitsa Gasheka
123056, Moscow
Russian Federation
Facsimile No. +7095-974-2412
Attn: Melissa J. Schwartz


This Exercise Notice is given and entered into in connection with (i) the Primary Agreement (Financing Vehicles) dated as of June 23, 2000 between Telenor East Invest AS, as the Purchaser, VimpelCom Finance B.V. ("VimpelCom Finance") and VimpelCom Finance's designees from time to time party thereto, as the Sellers (the "Primary Agreement"), (ii) the Letter Agreement (as defined in the Primary Agreement), and (iii) the Notice of Mandatory Exercise of Option Requirement and Waiver (the "VimpelCom Notice") executed by VimpelCom Finance, VC Limited, VimpelCom B.V., Open Joint Stock Company "Vimpel-Communications", and the Purchaser as of July 25, 2000.

Capitalized terms used and not defined in this Exercise Notice have the meanings specified in the Primary Agreement.

The Purchaser hereby elects to exercise, at the Public Offering Price of US $21 5/8 per ADS, the Share Option with respect to 2,400,532 New ADSs, 2,363,931.42 of which are Initial ADSs, and 36,600.58 of which are Additional ADSs (each, as defined in the VimpelCom Notice).


                                            TELENOR EAST INVEST AS


                                            By  /s/ Henrik Torgersen
                                                --------------------
                                                Henrik Torgersen
                                                Attorney-in-Fact